Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Bill Aulet, CFO 978-932-2424 aulet@viisage.com

VIISAGE PROVIDES PRELIMINARY FULL YEAR 2004 FINANCIALS

Company meets revenue guidance; net income and EBITDA below expectations

Company takes non-cash $2 million impairment charge related to Georgia contract

BILLERICA, Mass., February 7, 2005 — Viisage (NASDAQ: VISG), a leading provider of advanced technology identity solutions, announced today that, on a preliminary basis, it expects full year 2004 revenues to fall within the range of the Company’s latest guidance. Earnings before interest, taxes, depreciation and amortization (EBITDA) and net income are expected to fall below guidance. The expected shortfall is primarily due to several non-recurring factors, including a non-cash impairment charge of $2 million in connection with a settlement involving the Company’s previous drivers’ license contract with the Georgia Department of Motor Vehicle Safety, which had been litigated. This charge was a result of a judge’s ruling in the fourth quarter, which the Company is currently appealing.

In issuing its results for the third quarter of 2004 on October 25, 2004, the Company had increased its guidance for 2004, anticipating revenues for the full year in the range of $66-68 million, with EBITDA between $11.5-12.5 million, while maintaining net income guidance as a loss of $1.5 million for the year.

Based upon the preliminary review of its financial results for the year, Viisage now expects revenues of approximately $66-67 million, and EBITDA of approximately $8-9 million. Net income, which includes the $2 million impairment charge related to the terminated Georgia contract, is anticipated to be a loss of approximately $7-8 million. The primary drivers of the shortfall in operating performance are related to non-recurring charges, timing associated with contracts and a temporary increase in certain operating expenses. Viisage believes that these results do not reflect a change in the underlying fundamentals of the business. Specifically, fourth quarter results were impacted by the following:

•	Georgia – the non-cash write-down of certain assets related to the terminated Georgia contract reduced pre-tax income by $2 million in the fourth quarter but did not affect EBITDA.

•	Tax Liability – in the fourth quarter, the Company filed an election under Internal Revenue Tax Code Section 338(h)10 to treat its acquisition of TDT as an asset transaction for tax purposes. This election may generate approximately $8.5 million of future tax benefits. In connection with this election, an initial deferred tax asset of approximately $900,000 was created. Based on Viisage’s history of tax losses, the Company had to provide approximately $900,000 for a valuation reserve against the deferred tax asset in the fourth quarter. This provision did not affect EBITDA.

•	Timing – deliveries on several substantial, high margin contracts, including a State of Florida Department of Highway Safety document authentication contract and a major European border management project, slipped from the fourth quarter of 2004 into the first half of 2005. This resulted in decreased revenue and an overall lower margin revenue mix for the quarter. Viisage estimates that these contracts would have contributed more than $1 million of gross profit directly affecting EBITDA and net income in the fourth quarter.

•	Sarbanes-Oxley Section 404 Compliance – despite work undertaken in prior quarters, Viisage experienced higher than anticipated costs related to its Sarbanes-Oxley compliance efforts. In the fourth quarter alone, compliance-related costs totaled $550,000. These expenses are expected to decrease dramatically going forward.

•	Currency – Viisage experienced a significant negative impact from the weak dollar, resulting in an approximately $500,000 decrease in EBITDA and net income in the fourth quarter. In light of the continued growth in its overseas revenue, the Company is considering various ways of mitigating future currency risks.

•	Legal and Other Charges – there were a number of charges in the fourth quarter related to specific legal matters that are now completed or winding down, as well as severance payments, that together totaled approximately $500,000.

“We continue to be very pleased with our top line growth, as we produced approximately $66-67 million in revenue this year, compared to $37 million in 2003,” said Bernard Bailey, president and chief executive officer of Viisage. “We also are encouraged that our business continues to generate increased positive cash flow, with EBITDA growing substantially to an estimated $8-9 million this year from $2.3 million in 2003. We believe that investing aggressively in our company, amid the substantial market opportunity, while continuing to generate positive cash flow, is the best way to optimize the Company’s long-term shareholder value in a high growth environment.”

The Georgia drivers’ license contract litigation has concluded with the state planning to conduct a new procurement for its drivers’ license program. However, the status of Viisage’s previously-awarded $2.5 million settlement from the state in connection with the termination of the contract has not been resolved. While the state has agreed to pay the amount to Viisage, the presiding judge reduced that payment by $2 million in her December summary judgment ruling. Viisage believes that it is appropriate to take a non-cash write-down of $2 million in the fourth quarter of 2004 for an impairment charge to assets currently on its balance sheet, although the Company continues to maintain the validity of its position in terms of the settlement and is appealing the judge’s ruling.

Viisage will hold a conference call today, February 7, 2005, at 4:30 pm (EST) to discuss the issues addressed in this release and their impact on the Company’s 2004 business and results. The call may be accessed via Webcast at the Company’s Web site (www.viisage.com), ten minutes prior to the start, or by calling 1-888-396-2298, confirmation code 90309505. Internationally, dial 1-617-847-8708 with the same confirmation code. A replay will be available as a Webcast, accessible on the Company’s

Web site, beginning one hour after the completion of the call. Viisage expects to release its final results for the fourth quarter and full year 2004 after the market closes on Wednesday, March 2, 2005, and plans to hold a conference call at 8:00 am on Thursday, March 3, 2005 to discuss those results and to share its detailed outlook and guidance for 2005 at that time. Viisage expects that it will continue to show increased revenue on a year over year basis. However, to capitalize on its significant market opportunity, the Company also expects to continue to make substantial investments in its business in order to bolster its position as a leader in the identity solutions marketplace.

EBITDA

Viisage reports EBITDA as a financial performance measure and as an indicator of future performance. The Company calculates EBITDA by adding back to net earnings interest, taxes, depreciation and amortization. EBITDA is provided to investors as an additional performance gauge to supplement operating results provided in accordance with generally accepted accounting principles (known as “GAAP”). Viisage’s EBITDA should not be considered in isolation or as a substitute for net income or other comparable measures calculated and presented in accordance with GAAP. The Company’s calculation of EBITDA may differ from the methodologies used by other companies. During 2004, Viisage completed the acquisitions of ZN Vision Technologies, Trans Digital Technologies and Imaging Automation. As previously reported, while these acquisitions had a positive impact on Viisage’s financial results for 2004, they also resulted in Viisage incurring significant non-cash charges for amortization of intangible assets that adversely affected Viisage’s net income (loss) in 2004 and are expected to continue to have an adverse effect going forward. Management considers EBITDA a useful measure for reviewing the comparative operating performance of Viisage (although it should be reviewed in conjunction with net income in accordance with GAAP), because it helps investors better understand Viisage’s underlying financial performance and ability to generate cash flow from operations, as well as compare operating performance between periods or to that of other companies.

	Preliminary and Unaudited Results For the Year Ended December 31, 2004 ($ in thousands)
	High	Low
Net Loss	$(7,000)	$(8,000)

Add:
Depreciation and Amortization	12,800—13,100	12,800—13,100
Interest Expense, net	1,900	1,900
Taxes	1,000	1,000

EBITDA	$8,700—9,000	$7,700—8,000

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage solutions include secure credentials such as passports and drivers’ licenses, biometric technologies for uniquely linking individuals to those credentials, and credential authentication technologies to ensure the documents are valid before individuals are allowed to cross borders, gain access to finances, or granted other privileges. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs. Viisage’s product suite includes FaceTOOLS® SDK, Viisage PROOF™, FaceEXPLORER®, iA-thenticate®, BorderGuard®, FacePASS™ and FaceFINDER®.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to the future events or financial performance discussed in this release, based on management’s beliefs and assumptions and information currently available. When used, the words “believe”, “anticipate”, “estimate”, “project”, “should”, “expect”, “plan”, “assume” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the size and timing of contract awards, performance on contracts, availability and cost of key components, unanticipated results from audits of the financial results of acquired companies, changing interpretations of generally accepted accounting principles, outcomes of government reviews, potential fluctuations in quarterly results, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in Viisage’s filings with the Securities and Exchange Commission, including without limitation, Viisage’s Form 10-K for the year ended December 31, 2003 and its quarterly reports on Form 10-Q. Viisage expressly disclaims any obligation to update any forward-looking statements.

# # #